STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT dated as of this ____ day of April, 2000, by and among Mark T. Thatcher ("Thatcher"), an individual, Gerard M. Werner ("Werner"), (hereinafter referred to collectively as "Purchaser"), Chong Wai Hong, an individual and resident of Hong Kong ("Seller"), Mighty Star Holdings, a Colorado corporation formerly known as OAK BROOK CAPITAL III,
INC., a ("Company") and Mighty Star Holdings, Ltd., ("MSH") a British Virgin Islands corporation and wholly-owned subsidiary of Company. Purchaser, Seller, Company and MSH are sometimes referred to herein collectively as the "Parties" and individually as a "Party."

                             BACKGROUND STATEMENT

   A. On or about October 17, 1999 the Parties entered into an Acquisition Agreement (the "Acquisition Agreement") under which, inter alia, Company issued to Seller 9,670,500 shares of Company's Common Stock, par value $.001 per share (the "Shares") which constitutes 88.73% of all issued and outstanding Common Stock of Company. In consideration of the issuance of the Shares to Seller, Seller transferred 100% of the issued and outstanding shares of MSH Common Stock to Company, which constitutes 1 share of MSH Common Stock (the "MSH Share").

   B. There are 10,898,500 shares of the Company's Common Stock issued and outstanding, of which 9,670,500 shares are owned by Seller.


   C. Purchaser desires to purchase and Sellers desire to sell, transfer, convey and assign to Purchaser, the Shares for the Purchase Price (as hereinafter defined) and upon the terms and subject to the conditions hereinafter set forth.

   D. Seller desires to acquire and Company desires to transfer, convey and assign to Seller, the MSH Share upon the terms and subject to the conditions set forth in the Non-recourse Assignment attached hereto as Exhibit A.


                            STATEMENT OF AGREEMENT

     In consideration of the representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.O  PURCHASE AND SALE OF SHARES.

1.1  Shares Transferred.
     (a) Transfer of the Shares. Sellers hereby agree to sell, transfer, convey, assign and deliver to Purchaser, and Purchaser agrees to acquire from Seller, at the Closing (as hereinafter defined) for the Purchase Price, the Shares free and clear of any and all liens, pledges, security interests, encumbrances, charges and claims thereon.

     (b) Transfer of the MSH Share. Company hereby agrees to transfer, convey, assign and deliver to Seller, at the Closing (as hereinafter defined), in accordance with the terms and conditions set forth in Exhibit A, the MSH Share free and clear of any and all liens, pledges, security interests, encumbrances, charges and claims thereon.

1.2 Transfer at Closing. Certificates evidencing the Shares shall be delivered by Sellers to Purchaser and shall be duly endorsed in blank for transfer or accompanied by appropriate stock powers duly endorsed in blank for transfer.

1.3 CLOSING. The closing of the sale of the Shares (the "Closing") shall take place at 10:00 a.m., (EST), on the _____ day of April, 2000 (the "Closing Date"), at the offices of Purchaser's counsel, Nadeau &
     Simmons, P.C., in Providence, Rhode Island or at such other time and place as the parties may agree. The Closing shall be effective as of 12:01 a.m. on April ___, 2000.

2.0  PURCHASE PRICE AND PAYMENT.

     (a) Payment of Purchase Price

     At Closing, Purchaser shall pay to Seller in cash or immediately available funds the amount of One Dollar and 00/100 ($1.00) (the "Purchase Price").

3.0 REPRESENTATIONS AND WARRANTIES RELATING TO COMPANY. Company, MSH and Seller hereby jointly and severally represents and warrants to Purchaser that:

3.1 Corporate Organization. Company is duly organized, validly existing and in good standing under the laws of the State of Colorado, and has all requisite corporate power and authority to own, lease, license and operate its properties and assets and to conduct the Business now conducted by it. Company is duly qualified, licensed or domesticated and in good standing in each jurisdiction where the nature of its activities conducted in connection with the Business, or the character of the properties owned, leased or operated by it in connection with the Business, require such qualification, licensing or domestication. The Company's Articles of Incorporation and Bylaws, as amended to date, copies of which have been delivered to Purchaser, are true and complete copies of such documents as now in effect. The minute books of the Company contain accurate records of all meetings of its board of directors, committees of the boards of directors, and shareholders since its incorporation, and accurately reflect all transactions referred to therein. Company's stock records accurately reflect all transactions involving the issuance or transfer of the Shares.

3.2  Authorization, Certain Actions, No Conflicts. The Company, MSH and
     Seller has all requisite power and authority to execute and deliver this Agreement and all necessary proceedings have been taken to authorize the execution, delivery and performance of this Agreement by Company, MSH and Seller. This Agreement is enforceable as to Company, MSH and Seller in accordance with its terms, except as such validity, binding effect or enforcement may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights or by equitable principles relating to the availability of remedies. Neither the execution, delivery nor performance of this Agreement by Company, MSH and Seller will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of Company and MSH's certificate of incorporation or bylaws, or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, rule or regulation or any order, judgment, or decree to which Company, MSH or Seller is a party or by which Company, MSH or Seller may be bound or affected.

3.3 Shares. The entire authorized capital stock of Company consists of 40,000,000 shares of Common Stock, of which 10,898,500 are issued and outstanding. SCHEDULE 3.3 sets forth a list of the record owners of all of said shares and the number of said shares owned by each of them. Such holders are the legal and beneficial owners of said shares and have good, sufficient and legal title to said shares free and clear of all liens, pledges, security interests or other claims whatsoever. All of the issued and outstanding shares are duly authorized and validly issued, fully paid and nonassessable. There are no subscriptions, options, warrants, rights or calls or other commitments or agreements to which Company or Seller is a party or by which such parties are bound, calling for the issuance, transfer, sale or other disposition of any class of securities of Company. There are no outstanding securities of Company convertible or exchangeable, actually or contingently, into shares or any other securities of Company.

3.4 Subsidiaries. Except as stated in Schedule 3.4, Company has no subsidiaries and there are no corporations, partnerships or other entities owned or controlled by Company. As used herein, "owned or controlled by" means (i) the ownership of not less than fifty percent (50%) of the voting securities or other interests of a corporation, partnership or other business entity, or (ii)the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a corporation, partnership or other business entity, whether through the ownership of voting shares, by contract or otherwise. Company has not made any investment in, and does not own any capital stock of, or any other proprietary interest in, any other corporation, partnership or other business entity.

3.5  Financial Statements. Omitted

3.6  Absence of Certain Changes or Events. Except as disclosed on SCHEDULE
     3.6 or as contemplated or permitted by this Agreement, since December 31, 1999 there has not been any event or development which has or will likely give rise to a material adverse change in the Condition of the Business. Company has not, in any amount or manner (a) sold, transferred, leased to others or otherwise disposed of any of the assets used in the Business, except for inventory sold in the ordinary course of business; (b) canceled or compromised any debt or claim, or waived or released any right of value relating to the Business; (c) received any notice of termination of any contract, lease or other agreement relating to the Business; (d) had any employee strikes, work stoppages or lockouts affecting the Business, or had any change in its relations with its employees, agents, customers or suppliers; (e) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, invention or similar right, or modified any existing right with respect thereto; (f) made any change in the rate of compensation, commission, or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance pay, to any officer, employee, distributor or agent of Company other than in the ordinary course of business and consistent with past practices; (g) made any capital expenditures or capital additions or betterments in respect of any asset of the Business in excess of $25,000; (h) issued or sold, or agreed to issue or sell, any of its capital stock, options, warrants, rights or calls to purchase such stock, any securities convertible or exchangeable into such capital stock or other securities or effected any subdivision or other recapitalization affecting its capital stock; (i) declared, paid or set aside any dividends or other distributions or payments on any outstanding capital stock, or redeemed or repurchased, or agreed to redeem or repurchase, any outstanding stock; (j) other than consistent with prior practice and in the ordinary course of business, made any loans or advances to any person or assumed, guaranteed or otherwise become responsible for the obligations of any person; (k) made any change in accounting methods; (l) made or agreed to make any payments to Seller or any affiliate of Seller in the nature of a management or transaction fee; or (m) entered into any agreement or made any commitment to take any of the types of action described in subparagraphs
     (a) through (l) above.

3.7 Undisclosed Liabilities. As of December 31, 1999, Company had no debts, liabilities or obligations, contingent, accrued or absolute, of a nature required by GAAP to be reflected on a consolidated balance sheet, other than those debts, liabilities and obligations reflected or reserved against in the balance sheet of Company at December 31, 1999 (the "December 31 Balance Sheet") or as disclosed on SCHEDULE 3.7.

3.8 Properties. Company has good, marketable and legal title to, or holds by valid and existing lease or license, free and clear of all mortgages, pledges, liens, or security interests, each piece of real and personal property owned or leased by it, except for PermittedEncumbrances. As used herein, "Permitted Encumbrances" means those items listed on
     SCHEDULE 3.8. Company has made available to or has delivered to Purchaser complete and accurate copies of all deeds, leases and other agreements with respect to real property and other property referred to in this
     Section 3.8. Company's deeds, leases and other agreements are legal, valid, and binding in accordance with their terms, and there does not exist thereunder any default or event or condition which, after notice or lapse of time or both, would constitute a default thereunder by Company (or to Seller's Knowledge, any other party thereto). Except as disclosed on Schedule 3.8, all of the Company's real and personal property is in good operating condition and repair, and has been maintained in accordance with good industry standards.

3.9 Litigation; Orders. To the best of the Knowledge of Company, MSH and Seller, there is not any claim, legal action, administrative proceeding, governmental investigation, arbitration or other proceeding pending, nor to Sellers' Knowledge threatened, against Company. To the best of the Knowledge of Company, MSH and Seller, there is no judgment or outstanding order, injunction, decree, stipulation or award (whether rendered by a court or administrative agency, or by arbitration) against Company that would prohibit the consummation of the transaction contemplated by this Agreement. To the best of the Knowledge of Company, MSH and Seller, no citations, fines or penalties have been asserted against Company with respect to the Business since October 17, 1999, under a foreign, federal, state or local law.

3.10 Intellectual Property. Schedule 3.10 contains a complete and correct list of all patents and registered trade names, trademarks, service marks and user names, and applications for registration of the foregoing, both domestic and foreign, presently owned, possessed, used or held by Company (the "Intellectual Property"). The Intellectual Property is valid and in full force and effect, and Company has not received any notice or claim that any of the Intellectual Property is invalid or unenforceable by it. Except as set forth on SCHEDULE 3.10, the Intellectual Property is owned by Company free and clear of any license, sublicense, agreement, right, understanding, judgment, order, decree, stipulation, lien, charge or encumbrance. None of the Intellectual Property or any of the technology covered thereby has been misappropriated from any Person. Company is not infringing upon any intellectual property owned by any other Person, and there has been no claim nor is there presently any action by any Person pending,or to Sellers' Knowledge threatened, with respect thereto. There is no infringement or improper use by any third party of any of the Intellectual Property, and there is no action or proceeding instituted by Company in which an act constituting an infringement of any of the rights to such Intellectual Property was alleged to have been committed by a third party. Company has not taken or omitted to take any action that would have the effect of waiving any rights to any Intellectual Property.
     SCHEDULE 3.10 lists all licenses, sublicenses or agreements relating to the use by third parties of any of the Intellectual Property and or the use by the Business of the Intellectual Property of another Person, and there is no default by the Company under any such license, sublicense or agreement.

3.11 Labor Matters. There is no collective bargaining labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving employees of the Business. The Business is in compliance with all applicable labor agreements, except where noncompliance would not have a material adverse effect on the Business. Each such labor agreement (a) has been made available to Purchaser and its representatives, (b) is complete and correct,(c) has not been amended since the date supplied, and (d) is listed on SCHEDULE 3.11. Company shall have paid in full or accrued by adequate reserves on its financial statements in accordance with GAAP all wages, salaries, commissions, bonuses, employee benefits, vacation pay and all other direct or indirect compensation and benefits of any kind earned by all employees and agents of Company through the Closing Date (whether or not payable by such date). SCHEDULE 3.11 sets forth all severance agreements with employees or former employees of Company. Company is in compliance in all respects with all federal, state and local laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, except where noncompliance would not have a material adverse effect on the Business. There is no labor strike or stoppage pending or threatened, and except as described on SCHEDULE 3.11, none has occurred since October 17, 1999.

3.12 Compliance with Laws. Except as disclosed on SCHEDULE 3.12 and except where noncompliance would not have a material adverse effect on the Business, the conduct of the Business complies in all respects with all applicable statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto.

3.13 Insurance; Workers' Compensation.  Omitted

3.14 Taxes.

    (a) Company has timely filed with the appropriate federal, state, local and foreign governmental entity or other authority (individually or collectively, "Taxing Authority") all Tax Returns, as defined in Section 3.14(d), required to be filed and has timely paid in full all Taxes, as defined in Section 3.14(c), if any, shown to be due on such Tax Returns, or otherwise has accrued for or paid all other Taxes due, and at the Closing Date shall have paid or accrued for all Taxes due and payable through and including the close of business on the Closing Date (whether or not shown on any Tax Return). All Tax Returns filed by Company are true, correct and complete in all respects and no other Taxes for the periods covered by such Tax Returns are required to be paid that have not been reserved on the books of Company. There are no recorded liens for Taxes upon Company or its assets except liens for current Taxes not yet due. Company has delivered to Purchaser correct and complete copies of all federal and state income Tax Returns, examination reports by any Taxing Authority, and any statements of deficiencies assessed against or agreed by Company. To Seller's Knowledge, no facts exist that would constitute grounds for the assessment of any additional Taxes by any Taxing Authority against Company.

    Except as set forth on SCHEDULE 3.14, there has never been an examination or notice of potential examination of the Tax Returns of Company by any Taxing Authority, and Company has never granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Taxes.

    (b) All Taxes with respect to Company that are required to be withheld or collected have been duly withheld or collected and, to the extent required, have been paid to the proper governmental authorities or properly deposited as required by applicable laws.

    (c) As used in this Agreement, "Tax" means any of the Taxes and "Taxes" means, with respect to any Person, (A) all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profit taxes, alternative or add-on minimum taxes, custom duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority on such Person and (B)any liability for the payment of any amount described in the immediately preceding clause (A) as a result of being a "transferee" (within the meaning of Section 6901 of the Internal Revenue Code of 1986, as amended (the "Code") or any other applicable law) of another Person or a member of an affiliated or combined group.

    (d) As used in the Agreement, "Tax Return" is defined as any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any Taxing Authority or other authority in connection with the determination, assessment or collection of any Tax paid or payable by Company or the administration of any laws, regulations or administrative requirements relating to any such Tax.

    (e) SCHEDULE 3.14 lists each jurisdiction in which Company files Tax Returns or pays Taxes with respect to which no returns are required to be filed, and any action, suit, proceeding, investigation, audit or claim now pending against Company in respect of any Tax, and any matter under discussion with any Taxing Authority relating to any Tax, or any claim for additional Tax asserted by any such authority against Company. Except as provided on SCHEDULE 3.14, no claim has ever been made by any Taxing Authority in a jurisdiction where Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

    (f) Omitted

    (g) No property owned by Company is property that Company is or will be required to treat as being owned by another Person pursuant to the provisions of Section 168(f) (8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, or is "tax-exempt use property" as defined in Section 168(h) of the Code.

    (h) Company has never agreed to or been required to make any adjustment pursuant to Section 481(a) of the Code by reason of any change in accounting method initiated by Company; the Internal Revenue Service (the "IRS") has not proposed any such adjustment or change in accounting method; and Company does not have any application pending with any Taxing Authority requesting permission for any changes in accounting methods.

    (i) Company is not and during the applicable period specified in Section 897(c) (1) (A) (ii) of the Code has not been a United States real property holding corporation as defined in Section 897(c) (2) of the Code.

    (j) Company is not now or has never been a party to any agreement, contract, arrangement or plan that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within themeaning of
    Section 280G of the Code.

    (k) Company has not filed a consent pursuant to Section 341(f)of the Code nor agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Company.

    (l) Except as set forth on SCHEDULE 3.14, Company is not and has never been a member of an affiliated group of corporations (as defined in Section 1504(a) of the Code) or filed or been included in a combined, consolidated, or unitary income Tax Return.

    (m) Except as provided on SCHEDULE 3.14, Company is not an obligor on and none of its respective assets are collateral securing any tax-exempt bonds.

    (n) Except as provided on SCHEDULE 3.14, Company has not executed or entered in to a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law that relates to the assets or operations of Company.

    (o) Company is not a party to any Tax allocation or sharing agreement and has no contractual obligation to indemnify any other Person with respect to Taxes.

    (p) Company does not have pending any request for a revenue or private letter ruling.

    (q) Company has not been a personal holding company within the meaning of
    Section 542 of the Code during the five year period preceding the date hereof.

    (r) Omitted

    (s) Omitted

3.15 Contracts.

    (a) Except as set forth on SCHEDULE 3.15 there is no contract, agreement, commitment or arrangement ("Contract"), or any outstanding unaccepted offer ("Offer"), whether written or oral, express or implied,fixed or contingent, to which Company is bound:

    (i) that is a mortgage, indenture, security agreement or other agreement or instrument relating to the borrowing of money by, or any extension of credit to, the Company;

    (ii) that is a collective bargaining agreement or other union contract with Company;

    (iii) that contains covenants or other provisions limiting Company's right to compete in any line of business or with any Person or in any area;

    (iv) that is a license agreement, either as licensor or licensee, where payments in the latest fiscal year were $25,000 or more;

    (v) that provides for any sharing of profits with others of $25,000 or more in the latest fiscal year or any joint venture or similar enterprise;

    (vi) that is a revocable or irrevocable power of attorney or proxy granted by Company to any person for any purpose whatsoever;

    (vii) that involves any remaining or unsatisfied obligation(i) to make capital expenditures(whether through the purchase of real or personal property or otherwise) involving $25,000 or more in the case of any one item or group of similar items, (ii) to purchase goods involving $25,000 or more in the case of any one item or group of similar items from the same entity, or (iii) to supply products or provide services involving $25,000 or more in the case of any one item or group of similar items to the same customer; or

    (viii) that is any other agreement, contract or commitment that in any case involves payment or receipts of more than $25,000.


    (b) Except for fringe benefit and similar plans which apply to employees or groups of employees generally, agreements and arrangements listed in this Agreement or on SCHEDULE 3.15, Company is not a party to (a) any written agreement with any executive officer or other key employee of the Business (i) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Business of the nature of the transaction contemplated by this Agreement, (ii) providing any term of employment or compensation guarantee extending for a period ending more than three (3) months after the Closing Date, (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment; or (b) any other employee agreement or plan, including, without limitation, any incentive or bonus plan, stock option plan, stock appreciation rights plan or stock purchase plan.

Except as disclosed on SCHEDULE 3.15, neither Company nor to Seller's Knowledge any other party to a Contract is in breach thereof or default thereunder, and to Seller's Knowledge there does not exist any event which, with or without the giving of notice or the lapse of time or both, would constitute such a breach or default. Except as otherwise set forth on
SCHEDULE 3.15, all Contracts described or reflected therein are in full force and effect. To the extent any Contract or Offer expressly prohibits or expressly provides for termination, breach, renegotiation or amendment in the event of a change of ownership of the type contemplated by this Agreement, such prohibition is noted on SCHEDULE 3.15. To the extent any borrowing by the Company may not be prepaid without penalty, such penalty is noted on SCHEDULE 3.15. For purposes of this Section 3.15, the term "Contract" shall not include any employee benefit plans referred to in
Section 3.21 of this Agreement.

3.16 Receivables. All receivables relating to the Business (including accounts receivable, loans receivable and advances) that are reflected on the December 31 Balance Sheet have, and all receivables resulting from operations of the Business between December 31, 1999 and the Closing Date will have, arisen only from bona fide transactions in the ordinary course of the Business and (to the extent not already collected) are fully collectible when due, or in the case of each account receivable, within such period after it arose as established by the individual terms relating to said account, without resort to litigation and without offset or counterclaim, except to the extent of the allowance for doubtful accounts with respect to accounts receivable as set forth or reflected on the Closing Date Balance Sheet.

3.17 Inventories. Omitted.

3.18 Consents, Approvals, etc. Except as set forth on SCHEDULE 3.18, there are no filings required to be made by Company with, and there are no consents, approvals, permits or authorizations required to be obtained by Company from, governmental and regulatory authorities of the United States or the several states in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

3.19 Certain Payments; Absence of Certain Business Practices. To Company,
     MSH and Seller's Knowledge neither Company nor any of its representatives or agents has made or will cause to be made by or on behalf of the Business, any payments, loans or gifts or promises or offers of payments, loans or gifts of any money or anything of value, directly or indirectly, (i) to or for the use or benefit of any official or employee of any government, (ii) to any political party or official or candidate thereof, (iii) to any other person either in advance or as a reimbursement if he or it knows or has reason to suspect that any part of such payment, loan or gift will be directly or indirectly given or paid by such other person, or will reimburse such other person for payments, gifts or loans previously made, to any governmental official or political party or candidate or official thereof, or iv) to any other person or entity; the payment of which would violate the laws, or regulations having the force of law, of the United States or the country of domicile and/or residence of such party. Neither the IRS nor any other federal, state, local or foreign government agency or entity has notified the Company of any pending or threatened investigation of any payment made by or on behalf of the Business of, or alleged to be of, the type described in this Section 3.19.

3.20 Licenses and Permits. Company has obtained all governmental licenses and permits necessary to conduct the Business, except where the failure to obtain any licenses or permits would not have a material adverse effect on the Business. Such licenses and permits are valid and in full force, and except as set forth on SCHEDULE 3.20, no licenses or permits will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement.

3.21 Employee Benefit Plans.

    (a) Set forth on SCHEDULE 3.21 is a true and complete list of all "pension plans" and "welfare plans" within the meaning of Sections 3(1)and 3(2) of the Employee Retirement Security Income Act of 1974, as amended("ERISA") of Company, including pension, profit-sharing, thrift, savings, bonus, retirement, vacation, life insurance, health insurance, sickness, disability, medical and death benefit plans.

    (b) Company does not maintain, sponsor, contribute to, or otherwise participate in any "pension plan" within the meaning of Section 3(2) of ERISA including any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") (collectively, together with the trusts or other funding media thereunder, the "Retirement Plans"), for any employees of Company, except for those plans and agreements listed on
    SCHEDULE 3.21. All Retirement Plans cover only employees of Company. Seller has caused to be made available to Purchaser true and correct copies of each of the Retirement Plans, including true and correct copies of all amendments thereto. There are no agreements between Company and any employee, participant, labor union, collective bargaining unit or any other person or entity that require or may require any amendments to any of the Retirement Plans. The Retirement Plans are qualified plans under the provisions of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the trusts under the Retirement Plans are exempt trusts under Section 501(a) of the Code. Company has not been notified that there are any issues relating to the qualification or exemption of the Retirement Plans currently pending before the Internal Revenue Service, the United States Department of Labor, the Pension Benefit Guaranty Corporation ("PBGC") or any court. The Retirement Plans and the administration thereof meet and do not violate the applicable requirements of ERISA, the Code and all other laws, rules and regulations applicable to the Retirement Plans. All reports and returns with respect to the Retirement Plans required to be filed with any governmental department, agency, service or other authority have been properly and timely filed. Except as set forth on SCHEDULE 3.21, there are no issues or disputes with respect to any of the Retirement Plans or the administration thereof currently existing between Company or any Subsidiary, or any trustee or other fiduciary thereunder, and any governmental agency, any current or former employee of Company or beneficiary of any such employee or any other person or entity. No "reportable event" within the meaning of
    Section 4043(b) of ERISA with respect to which the PBGC has not waived the requirement for thirty (30) days notice has occurred within the prior three (3) years with respect to any of the Retirement Plans. The funding method used in connection with each Retirement Plan which is subject to the minimum funding requirements of ERISA and the actuarial assumptions used in connection with funding each such plan are described in the actuarial report and annual report for each such plan as provided to Purchaser. No "accumulated funding deficiency" for which an excise tax is due or would be due in the absence of a waiver as defined in Section 412 of the Code or as defined in Section 302(a)(2) of ERISA, whichever may apply, exists with respect to any Retirement Plan. All payments and contributions required to be made by Company pursuant to any retirement Plan, any "pension plan" which is a Multiemployer Plan or applicable law have been made.

    (c) Seller has caused to be made available to Purchaser true and correct copies, including true and correct copies of all amendments thereof, of all "welfare plans" within the meaning of Section 3(1) of ERISA including any Multiemployer Plans which Company maintains, sponsors, contributes to or otherwise participates in for any employees of Company, as listed on
    SCHEDULE 3.21 hereto (collectively the "Welfare Plans"). There are no agreements between Company and any employee, participant, labor union, collective bargaining unit or other person or entity that require or may require any amendments to any of the Welfare Plans. The Welfare Plans, and the administration thereof, meet and do not violate the applicable requirements of ERISA and all other laws, rules and regulations presently applicable to said Welfare Plans. All reports and returns with respect to the Welfare Plans required to be filed with any governmental department, agency, service or other authority have been properly and timely filed. There are no issues or disputes with respect to any of the Welfare Plans, or the administration thereof, currently existing between Company or any fiduciary under any of the Welfare Plans and any governmental agency, any current or former employee of Company or beneficiary of any such employee or any other person or entity. All payments and contributions required to be made by Company pursuant to any of said Welfare Plans, any "welfare plan" which is a Multiemployer Plan or applicable law have been made. No liability to the PBGC has been incurred by Company or Subsidiaries on account of any termination of a pension plan within the meaning of Section 3(2) of ERISA. Company has not made a complete or partial withdrawal from a Multiemployer Plan so as to incur withdrawal liability as defined in
    Section 4021 of ERISA that has not been previously satisfied by Company.

3.22 Transactions with Interested Persons. Except as set forth on SCHEDULE 3.22, no officer or director of Company, or their respective spouses or children, owns directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director of, any competitor or customer or supplier of the Business or any organization which has a contract, agreement, arrangement or commitment with Company. Except as set forth on SCHEDULE 3.22, the Business is not indebted in any amount to any director, officer or employee of Company, or any employees of the Business, except for amounts due as normal salaries, commissions, wages, bonuses and in reimbursement of ordinary expenses on a current basis. No director, officer or employee of Company is indebted in any amount to the Business or Company, except for advances for ordinary business expenses in a normal amount.

3.23 Environmental Matters.  Omitted

3.24 Real Estate Leases. SCHEDULE 3.24 lists all real property leases under which Company is a lessee or a lessor. Except as set forth on
     Schedule 3.24, all such leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect and will not be effected by the transaction contemplated herein; there are no defaults thereunder by Company or another party thereto; and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a default thereunder.

3.25 Equipment Leases. SCHEDULE 3.25 sets forth a true and complete list of all lease agreements or other arrangements relating to the Business to which Company is a lessee or a lessor of personal property or equipment from or to any Person and which individually provide for annual payments of more than $25,000. All such leases are valid, binding and enforceable in accordance with their terms and are in full force and effect; there are no defaults thereunder by Company or another party thereto; and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a material default thereunder.

3.26 Defects in Products or Designs; Product Safety.

     (a) Except as set forth on SCHEDULE 3.26, to Company, MSH and Seller's Knowledge, since October 17, 1999 there has been no pattern of defects in any product line in the design, construction, manufacturing or installation of any product ("Product") made, manufactured, constructed, distributed, sold, leased, distributed or installed by the Business, its employees or agents, that would adversely affect the performance or quality of such Product or services or designs provided by the Company to any third parties. All of the Products have been designed, manufactured and installed in compliance with the regulatory, engineering, industrial and other codes generally recognized as being applicable thereto and Company or MSH has not received written notice of alleged noncompliance with any such code.

     (b) Except as set forth on SCHEDULE 3.26, since October 17, 1999, Company has not been required to file and has not filed a notification or other report with, or provide information to, the United States Consumer Product Safety Commission concerning actual or potential hazards with respect to any product manufactured or sold by the Business.

3.27 Products. SCHEDULE 3.27 sets forth the warranty experience of Company and MSH since October 17, 1999. The products manufactured and sold by Company or MSH have been designed and manufactured in compliance with all regulatory, engineering, industrial and other codes generally recognized as being applicable thereto. There have been no product recalls or material defects in the design or manufacture of any products sold by Company that would adversely affect the performance or quality of such products.

3.28 Accounts. Except as disclosed on SCHEDULE 3.28, Company does not maintain any bank, securities, commodities or other brokerage or similar account, safe deposit box or other depository for the Business, nor is any such account, box or depository maintained on behalf of, or for the benefit of, the Business. A complete list of the names of all persons with any power or authority to act with respect to any such account, box or depository has been provided to Purchaser.

3.29 Letters of Credit, Surety Bonds, Guarantees. SCHEDULE 3.29 identifies all letters of credit, performance or payment bonds, guaranty arrangements and surety bonds of any nature relating to the Business.

3.30 No Misstatements. Each of the schedules and exhibits attached hereto is incorporated herein by reference and is true, correct and complete in all material respects with respect to each item thereof. This Agreement, including the schedules and exhibits attached hereto and all documents and instruments executed in connection herewith, contain no misrepresentation or untrue statement of fact by Sellers or Company nor does this Agreement or any such document omit to state a fact necessary to make such representation or statement by Sellers or Company contained herein or therein not misleading.

3.31 Certain Defined Items. References in Sections 3.1 through 3.30 and elsewhere in this Agreement to (i) "Seller's Knowledge" shall refer to the facts and circumstances that the Company or any of the Sellers knew or should have known after appropriate inquiry; (ii) "Person" shall mean any individual, corporation, partnership, proprietorship or other entity of any kind; and (iii) "Condition of the Business" shall mean the assets, financial condition, results and operations of the Business.

4.O  REPRESENTATIONS AND WARRANTIES OF PURCHASER.  Omitted


5.0  CONDUCT OF BUSINESS PRIOR TO CLOSING.

     (a) Prior to the Closing, Seller shall cause Company to conduct its business and affairs and the business and affairs of the Business only in the ordinary course and consistent with prior practice and shall maintain, keep and preserve the assets and properties of the Company and the Business in good condition and repair and maintain insurance thereon in accordance with past practices, and, except as otherwise agreed by Purchaser, Seller will cause Company to use its best efforts to preserve the Business intact. Without limiting the generality of the foregoing, prior to the Closing, Seller will cause Company to refrain from the following without Purchaser's prior written approval: (i) the taking of any action or causing to be done anything that would, in accordance with Company's policies as in effect as of the date hereof, require approval by its shareholders; (ii) the issuance, sale or agreement to issue or sell any capital stock, options, warrants, rights or calls to purchase such stock; (iii) the changing of any salary, benefits or other direct or indirect remuneration or compensation paid or payable to any officer, employee, distributor or agent of Company other than in the ordinary course of business and consistent with past practices; or (iv) the declaration or payment of any dividend, whether in cash, stock or in kind, or other distribution of any kind on or in respect of any shares of capital stock of the Company, or the making of any payment to any Person (including Seller or any affiliate of Seller) in the nature of a transaction fee or management fee.

     (b) Seller shall give Purchaser prompt written notice of any change in any of the information contained in the representations and warranties made in
     Article 3.0 or elsewhere in this Agreement or the schedules or exhibits referred to herein that occurs prior to the Closing.

     (c) Seller shall cause the Company to refrain from the following without Purchaser's prior written approval, which approval shall not be unreasonably withheld: (i) the sale of any business units or product lines; (ii) the cancellation of contracts, agreements,commitments or other understandings or arrangements other than in the ordinary course of business to which Company is a party, including, without limitation, purchase orders for items of inventory; (iii) the commitment for capital expenditures or improvements; (iv) the discontinuance of particular Products other than in the ordinary course of business; or (v) significant changes to the Company's purchasing, pricing or selling policies.

     (d) If prior to the Closing either Purchaser or Seller shall become aware of any breach of a representation, warranty or covenant by another Party hereto, then such Party who becomes aware shall immediately notify the other Parties hereto of such breach and breaching Party shall be afforded a reasonable period of time, not to exceed five (5) days ("Cure Period"), in which to cure such breach or take such action as may be appropriate to correct the circumstances giving rise to such breach. If prior to the Closing either Purchaser or a Seller shall become aware of its own breach of a representation, warranty or covenant, then such Party shall immediately notify the other Parties hereto of such breach and such breaching Party shall have a reasonable period of time, not to exceed the Cure Period, in which to cure such breach or take such action as may be appropriate to correct the circumstances giving rise to such breach. If any such breach described above in this Section 5(d) is cured within the earlier of the expiration of the applicable Cure Period or the Closing Date, then the affected representation, warranty or covenant shall be deemed not violated.

     (e) Except as otherwise agreed by Purchaser, Seller and Company will use their best efforts to cause the employees of Company to continue to make available their employment services to Company on and after the Closing.

     (f) After the date hereof, Seller will cause Company to consult with Purchaser regarding any discussions with any union.

6.O  ACCESS TO INFORMATION AND DOCUMENTS.

6.1 Access Prior to Closing. Upon reasonable notice and during regular business hours, Company will give Purchaser and Purchaser's attorneys, accountants and other representatives full access to its personnel, properties, documents, contracts, books and records. Company will furnish Purchaser with copies of such documents (certified by Company's officers if so requested and with such information with respect to the affairs of the Business as Purchaser may from time to time request and Purchaser will not improperly disclose the same prior to the Closing. Any such furnishing of such information to Purchaser or any investigation by Purchaser shall not affect Purchaser's right to rely on any representation or warranty made in this Agreement or in connection herewith or pursuant hereto. Company shall keep Purchaser informed as to its affairs and the affairs of the Business and shall consult with Purchaser on important matters pertaining to the Company and the Business.

6.2 Access After Closing. Each Party agrees that for a period of five (5) years from the Closing Date or, if longer, until the expiration of the applicable period for which taxes can be assessed it will (i) cooperate with and make available to the other Party, during normal business hours, all books and records, information and employees (without substantial disruption of employment or normal business activities) retained and remaining in existence after the Closing which are necessary or useful in connection with any investigation, dispute, litigation, inquiry or compliance with applicable securities, tax, environmental or other laws and regulations, or any other matter requiring any such books and records, information or employees for any reasonable business purpose;
     (ii) use reasonable efforts to keep all such books and records and information in existence and in good order for such period of time as the other Party is entitled to access thereto pursuant to this Section 6.2; and (iii) cooperate with and make available to the other Party any employees employed by such Party after the Closing in order to provide statements, participate in depositions, provide testimony or otherwise assist (including serving as experts or other witnesses) in connection with the matters described in this Section 6.2. The Party requesting any such books and records, information or employees shall bear out-of-pocket costs and expenses (excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such books and records, information or employees.

7.0 AUTHORIZATIONS. Company, Seller and Purchaser, as promptly as practicable prior to or after the date hereof, shall (a) make, or cause to be made, all such filings and submissions under laws, rules and regulations applicable to it and its affiliates, as may be required for it to consummate the transaction contemplated hereby in accordance with the terms of this Agreement, (b) use best efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all Persons, employee groups and governmental authorities necessary to be obtained by it or its affiliates in order for it to consummate such transaction, and (c) use best efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order to fulfill its obligations hereunder and to carry out the intentions of the parties expressed herein. Company, Sellers and Purchaser will coordinate and cooperate with one another in exchanging such information and supplying such reasonable assistance as may be reasonably requested by each in connection with the foregoing.

8.O  ADDITIONAL COVENANTS.

8.1  Other Proposals. Between the date of this Agreement and Closing,
     Seller and Company will use their respective best efforts to ensure that none of their respective officers, directors, employees, representatives or advisers, institute, pursue, or enter into any discussions, negotiations or agreements (preliminary or definitive) contemplating or providing for any merger, acquisition, purchase or sale involving any of the Shares or any business that is part of the Business, or other business combination or change in control of Company that would in any way impact a sale of the Shares to Purchaser with any Person or entity other than Purchaser or its affiliates.

8.2 Press Releases. Purchaser, Seller and Company agree to consult with each other as to the form and substance of any press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

8.3 Receivables. After the Closing Date, Purchaser will use reasonable commercial efforts to collect the accounts receivable of the Business in accordance with Company's prior reasonable commercial practices.

9.O  ADDITIONAL AGREEMENTS.

     None

10.0 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTIES.

10.1 Conditions Precedent to Obligations of Each Party. The respective obligations of Purchaser and Seller to consummate the transactions contemplated by this Agreement are subject to the conditions that: (a) there shall be no decision by any court or administrative body restraining, enjoining or otherwise preventing the consummation of the transactions contemplated hereby; and (b) the Parties will have received all necessary approvals and clearances.

10.2 Conditions Precedent to Purchaser's Obligations. All obligations of Purchaser hereunder are subject, at the option of Purchaser to the fulfillment of each of the following conditions at or prior to the Closing, and Sellers shall exert their best efforts to cause each such condition to be so fulfilled:

     (a) All representations and warranties of Seller and Company contained herein or in any document delivered pursuant hereto shall be true and correct in all respects when made and shall be deemed to have been made again at and as of the Closing Date, and shall then be true and correct in all respects, except for changes in the ordinary course of business after the date hereof in conformity with the covenants and agreements contained herein;

     (b) All covenants, agreements and obligations required by the terms of this Agreement to be performed by Seller and Company at or before the Closing Date shall have been duly and properly performed;

     (c) Since the date of this Agreement, there shall not have occurred any material adverse change in the Condition of the Business;

     (d) Omitted;

     (e) Purchaser shall have received an opinion of legal counsel to Sellers, _____________________ dated as of the Closing Date, substantially in the form of EXHIBIT 10.2(E);

     (f) Omitted;

     (g) Seller and Escrow Agent shall have executed and delivered the Escrow Agreement;

     (h) Omitted;

     (i) Omitted;

     (j) Seller shall have caused Company to obtain written consents of all parties to agreements, licenses, leases and other contracts relating to the Business that, in the opinion of Purchaser, should be obtained prior to Closing;

     (k) All corporate and other proceedings of Seller and Company in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such proceedings, shall be satisfactory in form and substance to Purchaser and its counsel, and Purchaser and its counsel shall have received all such documents and instruments, or copies thereof (certified if requested) as may be reasonably requested; and

     (l) Seller's Board of Directors shall have approved the proposed transaction.

10.3 Conditions Precedent to Sellers' Obligations. All obligations of Sellers at the Closing are subject, at the option of Seller to the fulfillment of each of the following conditions at or prior to the Closing Date, and Purchaser shall exert its best efforts to cause each such condition to be so fulfilled:

     (a) Omitted;

     (b) All covenants, agreements and obligations required by the terms of this Agreement to be performed by Purchaser at or before the Closingshall have been duly and properly performed;

     (c) Omitted;

     (d) Omitted;

     (e) Omitted;

     (f) Omitted;

     (g) All proceedings and actions by Purchaser in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such proceedings, shall be satisfactory in form and substance to Seller and his counsel, and Seller and his counsel shall have received all such documents and instruments, or copies thereof (certified if requested) as may reasonably be requested; and

     (h) Purchaser shall have delivered the Purchase Price to Seller.

11.0 INDEMNIFICATION.

11.1 Seller's Indemnification. From and after the Closing, Seller hereby agrees to defend, indemnify and hold Purchaser harmless from, against and in respect of (and shall on demand reimburse Purchaser for):

      (a) any and all loss, liability, or damage, including reasonable attorneys' fees and expenses (collectively "Damages") suffered or incurred by Purchaser by reason of any untrue representation, breach of warranty or non-fulfillment or non-performance of any covenant or agreement of Seller contained herein or in any certificate, document or instrument delivered to Purchaser pursuant hereto or in connection herewith;

      (b) any and all Damages suffered or incurred by Purchaser by reason of or in connection with any claim for finder's fee or brokers or other commission arising by reason of any services alleged to have been rendered to or at the instance of Company, Seller or any of them with respect to this Agreement or any of the transactions contemplated hereby;

      (c) any and all Damages suffered or incurred by Purchaser by reason of or in connection with any and all (i) liabilities of the Company arising prior to the Closing Date or (ii) activities of the Company prior to the Closing Date, other than claims based on products manufactured prior to such date and those liabilities to;

     (d) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, legal fees and expenses reasonably incurred, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

11.2 Purchaser's Indemnification. From and after the Closing, Purchaser hereby agrees to defend, indemnify and hold Sellers harmless from, against, and in respect of (and shall on demand reimburse Seller for):

     (a) any and all Damages suffered or incurred by Sellers by reason of any untrue representation, breach of warranty or non-fulfillment or non-performance of any covenant or agreement of Purchaser contained herein or in any certificate, document or instrument delivered to Sellers hereunder pursuant hereto or in connection herewith;

     (b) any and all Damages suffered or incurred by Sellers by reason of or in connection with any claim for finder's fee or brokers or other commission arising by reason of any services alleged to have been rendered to or at the instance of Purchaser with respect to this Agreement or any of the transactions contemplated hereby;

     (c) any and all Damages suffered or incurred by Seller by reason of or in connection with any and all liabilities of Company arising after the Closing Date; and

     (d) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, legal fees and expenses reasonably incurred, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or oppose the imposition thereof, or in enforcing this indemnity.

11.3 Limitations on Indemnification.

     (a) Seller shall not be liable to indemnify Purchaser for Purchaser's Damages, and Purchaser shall not be liable to indemnify Seller for Seller's Damages, arising from or relating to a breach of representation or warranty set forth in this Agreement unless the indemnified Party notifies the indemnifying Party in writing of its claim or potential claim for indemnification not later than the day which is two (2) years after the Closing Date, and except as set forth in subsection (b) below or
     Article 12.0.

     (b) Notwithstanding the limitations in Section 11.3(a) above, Purchaser may make a claim for breach of a representation or warranty relating to the Shares, compliance with laws, or taxes, as set forth in Sections 3.3,
     3.12 and 3.14, until the expiration of the survival period specified in
     Article 12.0 below.

     (c) The indemnity obligations of Seller hereunder shall be limited to the Purchase Price.

12.O SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All statements, representations and warranties made by each of the Parties hereto shall survive the Closing for a period of two (2) years, except the representations in Section 3.3 which shall survive indefinitely, the representations in Section 3.14 which shall survive until the expiration of the applicable statute of limitations and the representations in
     Section 3.12 which shall survive for a period of five (5) years. All indemnities, covenants and agreements made herein shall survive for the period expressly indicated herein, or, if not so indicated, indefinitely.

13.0 ARBITRATION. Any dispute, controversy or claim arising out of or in connection with or relating to this Agreement or the transactions contemplated hereby, including but not limited to any breach or alleged breach hereof, shall be determined and settled by arbitration in Providence, Rhode Island, pursuant to the rules then in effect of the American Arbitration Association. The expense of arbitration shall be borne by the Parties to the arbitration, and each Party shall bear and pay for the cost of its own experts, witnesses, evidence, counsel and other costs in connection with the preparation and presentation of its case. The resolution of such arbitration shall be final and binding on the parties hereto and enforceable in a court of competent jurisdiction. Any arbitration pursuant to this Article 13.0 above shall be governed by the rules of discovery then in effect in the United States District Court for the District of Rhode Island. The Parties hereby irrevocably submit to the nonexclusive jurisdiction of the United States District Court for the District of Rhode Island for the purpose of enforcing any arbitration award.

14.0 NOTICES. Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, sent by express mail, or overnight courier service or first class registered mail, return receipt requested, or telefaxed (with a copy also sent by express mail or overnight courier services) addressed to the appropriate parties at the addresses set forth below or at such other address as any party may specify by notice to the other parties, or, in the case of a telefax, to the telefax number indicated:

If to Purchaser:

Mark T. Thatcher
c/o Nadeau & Simmons, P.C.
1250 Turks Head Building
Providence, RI 02903
Fax: (401) 272-5858


Gerard M. Werner
c/o Nadeau & Simmons, P.C.
1250 Turks Head Building
Providence, RI 02903
Fax: (401) 272-5858

If to Seller:

Chong Wai Hong
J.OK International (Hong Kong) Ltd.
Room 3203 Western Tower
Sun Tak Centre
168-200 Connaght Road Central
Hong Kong

IF to MSH:

Mighty Star Holdings, Ltd.
J.OK International (Hong Kong) Ltd.
Room 3203 Western Tower
Sun Tak Centre
168-200 Connaght Road Central
Hong Kong

15.0 TERMINATION. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transaction provided for herein abandoned at any time prior to the Closing Date (unless otherwise agreed to by the parties hereto):

     (a) by mutual consent of Purchaser and Seller; or

     (b) by Purchaser if any of the conditions set forth in Section 10.1 or
     10.2 hereof (i) shall not have been fulfilled on or prior to the Closing Date (unless otherwise extended by the Parties hereto), or (ii) shall have become incapable of fulfillment, and shall not have been waived; or

     (c) by the Seller, if any of the conditions set forth in Section 10.1 or
     10.3 hereof (i) shall not have been fulfilled on or prior to January 10, 1997 (unless otherwise extended by the parties hereto), or (ii) shall have become incapable of fulfillment, and shall not have been waived; provided, however, that the party seeking termination pursuant to (b) or (c) above is not in breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Upon termination of this Agreement pursuant to this Article 15.0, this Agreement shall become null and void and of no further force and effect. In the event a Party terminates this Agreement other than pursuant to this Article 15.0, the other Parties hereto shall have all rights and remedies available to them whether at law or in equity.

16.0 MISCELLANEOUS.

16.1 Entire Agreement; Modification. This writing, together with those agreements specifically referenced herein, constitutes the entire agreement of the parties with respect to the subject matter and supersedes any prior agreements, oral or written, hereof and may not be modified, amended or terminated except by written agreement specifically referring to this Agreement and signed by each affected Party.

16.2 Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing signed by the Party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

16.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of each Party hereto, and their respective successors, assigns, heirs and personal representatives.

16.4 Numbers and Headings. The article, section and paragraph numbers and headings contained herein are for the purposes of reference and convenience only and are not intended to define or limit the contents of said paragraphs or sections.

16.5 Exhibits and Schedules. The exhibits and schedules referred to herein are hereby incorporated by reference as if set out in full and form and integral part of this Agreement.

16.6 Further Actions. Each Party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by the other Party in order to carry out the provisions and purposes of this Agreement.

16.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original.

16.8 Expenses. Purchaser shall bear the expenses, costs and fees incurred by it. Seller shall pay from their own funds and not from Company funds the expenses, costs and fees incurred by Seller or Company in connection with the transactions contemplated by this Agreement.

16.9 Validity of Provisions. If any provision of this Agreement or any agreement referenced herein shall be held or deemed to be or shall, in fact, be inoperative or unenforceable as applied in any particular case because it conflicts with any other provision or provisions hereof or any constitution, statute, rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever. The invalidity of any one or more phrases, sentences, clauses, sections, or subsections of this Agreement or any other agreements referenced herein shall not affect the remaining portions thereof.

16.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PURCHASER:

/s/ Mark T. Thatcher
_________________________
Mark T. Thatcher


/s/ Gerard M. Werner
_________________________
Gerard M. Werner

SELLER:


/s/ Chong Wai Hong
_________________________
Chong Wai Hong


COMPANY:

Mighty Star Holdings, Ltd.


/s/ Chong Wai Hong
__________________________
By:_______________________
Its:______________________


MSH:

Mighty Star Holdings, Ltd.


/s/ Chong Wai Hong
__________________________
By:_______________________
Its:______________________